CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$500,000,000	$64,400.00

PROSPECTUS Dated December 5, 2012	Pricing Supplement Number: 6563 Filed Pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT Dated May 17, 2013	Dated May 12, 2014 Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	May 12, 2014

Settlement Date (Original Issue Date):	May 15, 2014

Maturity Date:	May 15, 2017

Principal Amount:	US $500,000,000

Price to Public (Issue Price):	100.000%

Agents Commission:	0.200%

All-in Price:	99.800%

Net Proceeds to Issuer:	US $499,000,000

Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters

Index Currency:	U.S. Dollars

Spread (Plus or Minus):	Plus 0.28%

Index Maturity:	Three Months

Interest Payment Period:	Quarterly

Filed Pursuant to Rule 424(b)(2)
Dated May 12, 2014
Registration Statement No. 333-178262

Interest Payment Dates:	Quarterly on the 15th day of each February, May, August, and November, commencing August 15, 2014 and ending on the Maturity Date

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date

Optional Redemption:	The notes will not be subject to redemption at General Electric Capital Corporation’s option at any time prior to April 13, 2017. The notes may be redeemed in whole or in part on April 13, 2017 at General Electric Capital Corporation’s option at a redemption price equal to 100.00% of the principal amount of the notes plus accrued interest thereon to but excluding the date of redemption

Call Notice Period:	At least 30 calendar days but not more than 60 calendar days

Put Dates (if any):	None

Put Notice Period:	None

Day Count Convention:	Actual/360, Modified Following Adjusted

Business Day Convention:	New York

Denominations:	Minimum of $2,000 with increments of $1,000 thereafter

CUSIP:	36962G7H1

ISIN:	US36962G7H19

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.200% of the principal amount of the Notes.

Institution	Commitment
Lead Managers:
Barclays Capital Inc.	$93,000,000
Citigroup Global Markets Inc.	$93,000,000
Goldman Sachs & Co.	$93,000,000

Filed Pursuant to Rule 424(b)(2)
Dated May 12, 2014
Registration Statement No. 333-178262

J.P. Morgan Securities LLC	$93,000,000
Morgan Stanley & Co. LLC	$93,000,000
Co-Managers:
Blaylock Robert Van, LLC	$5,000,000
CastleOak Securities, L.P.	$5,000,000
Lebenthal & Co., LLC	$5,000,000
Loop Capital Markets LLC	$5,000,000
Mischler Financial Group, Inc.	$5,000,000
Samuel A. Ramirez & Company, Inc.	$5,000,000
The Williams Capital Group, L.P.	$5,000,000
Total	$500,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.